Exhibit 10.32

TTEC Holdings, Inc.

Independent Director Compensation Arrangements

The following compensation arrangements for TTEC Holdings, Inc. (the “Company”) Independent Directors was adopted by the TTEC Compensation Committee and its Board of Directors on February 21, 2019 to be effective as of the start of the 2019/2020 board cycle in May 2019 (the “Effective Date”).  For purposes of these arrangements, the term Independent Director shall mean a director who is not an employee director, whether or not the person qualifies as an “independent director” pursuant to the Rules of the NASDAQ Stock Market as they apply to the Company.

1.	Commencing as of the Effective Date, each Independent Director shall be entitled to the following:
(a)	an annual retainer of $75,000 for Board service;
(b)	additional annual retainer fees for service on Board committees, if any, as follows:

Chair of Audit Committee	$27,000
Other Members of Audit Committee	$13,500
Chair of Compensation Committee	$20,000
Other Members of Compensation Committee	$10,000
Chair of Nominating and Governance Committee	$15,000
Other Members of Nominating and Corporate Governance Committee	$6,000
(c)

the annual restricted stock units (“RSUs”) grant, to be made as of the date of the next Annual Stockholder Meeting in the amount of $110,000, based on the fair market value of the Company’s common stock on the grant date; provided, however, that the Company will not issue RSUs that are convertible into fractional shares of the Company’s common stock.  The RSUs will vest in full on the earlier of: (i) the first anniversary of the date of grant; (ii) the date of the succeeding year’s Annual Stockholders Meeting; or (iii) any change-in-control event (as defined in the relevant RSU agreement).

(d)

for each Independent Director who joins the Board on or after the Effective Date, an initial RSU grant in the amount of $110,000, based on the fair market value of the Company’s common stock on the grant date, which shall be the later of the date on which such Independent Director first joins the Board or the date on which the Compensation Committee approves the grant; provided, however, that the Company will not issue RSUs that are convertible into fractional shares of the Company’s common stock.  The RSUs will vest in full on the earlier of: (i) the first anniversary of the date of grant; (ii) the date of the succeeding year’s Annual Stockholders Meeting; or (iii) any change-in-control event (as defined in the RSU agreement).

2.

All retainer fees shall be paid quarterly in arrears, with fees earned during a fiscal quarter to be paid during the first month of the immediately succeeding quarter.  In the event an Independent Director serves as a member of the Board or a committee or as Chair of a committee for less than all of a fiscal quarter, the amount of the quarterly installment of each applicable retainer fee under paragraphs (a) and (b) above shall be pro-rated based on the number of days served during the quarter.

3.

The fair market value of the Company’s common stock shall be determined by the closing price of the Company’s common stock on the grant date or, if the Company’s common stock is not traded on the NASDAQ Stock Market (or other applicable exchange or quotation system) on the date of the grant, the last preceding trading day.

4.	All equity grants are subject to the Stock Ownership Guidelines for the Board of Directors as approved by the Board from time to time.